                        NCH CORPORATION AND SUBSIDIARIES
                           DEFINITIVE PROXY STATEMENT
           REGARDING THE COMPANY'S 2000 ANNUAL MEETING OF STOCKHOLDERS



                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the

                         Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a party other than the Registrant [    ]

Check the appropriate box:
[    ]   Preliminary Proxy Statement     [    ] Confidential,  for  Use of the
                                               Commission  Only (as  permitted
                                               by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                NCH Corporation
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)Title of each class of securities to which transaction applies:

      (2)Aggregate number of securities to which transaction applies:

      (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)Proposed maximum aggregate value of transaction:

      (5)Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided  by Exchange  Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)Amount Previously Paid:

      (2)Form, Schedule or Registration Statement No.:

      (3)Filing Party:

      (4)Date Filed:

                                     [LOGO]

                            2727 Chemsearch Boulevard

                               Irving, Texas 75062

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held July 27, 2000

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NCH Corporation will be held in the Gourmet Room II of the Crescent Club, 17th Floor, 200 Crescent Court (at the corner of Pearl and Cedar Springs Streets), Dallas, Texas, on Thursday, the 27th day of July, 2000, at 10:00 a.m., Central Daylight Time, for the following purposes:

      1. To elect four Class III directors of NCH to hold office until the next annual election of Class III directors by stockholders or until their respective successors are duly elected and qualified.

      2. To ratify the appointment of KPMG LLP, Certified Public Accountants, to be the independent auditors of NCH for the fiscal year ending April 30, 2001.

      3.    To consider and act upon a proposal submitted by a stockholder.

      4. To transact such other business as may properly come before the meeting or any adjournments of the meeting.

      The Board of Directors has fixed the close of business on Thursday, June 1, 2000, as the record date for determining stockholders entitled to vote at and to receive notice of the annual meeting.

      Whether or not you expect to attend the meeting in person, you are urged to complete, sign, and date the enclosed form of proxy and return it promptly so that your shares of stock may be represented and voted at the meeting. If you are present at the meeting, your proxy will be returned to you if you so request.

                                         Joe Cleveland,
                                         Secretary

Dated:  June 27, 2000

                                     [LOGO]

                            2727 Chemsearch Boulevard

                               Irving, Texas 75062

                                 PROXY STATEMENT

                                       For

                         ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on July 27, 2000

                              Dated: June 27, 2000

                   SOLICITATION AND REVOCABILITY OF PROXIES

      The accompanying proxy is solicited by the management of, and on behalf of, NCH Corporation, a Delaware corporation ("NCH"), to be voted at the Annual Meeting of the Stockholders of NCH, to be held Thursday, July 27, 2000 (the
"Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting. When properly executed proxies in the accompanying form are received, the shares represented thereby will be voted at the Meeting in accordance with the directions noted on the proxies; if no direction is indicated, then such shares will be voted for the election of the directors and in favor of the second proposal and against the third proposal set forth in the Notice of Annual Meeting attached to this Proxy Statement.

      The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (1) matters that NCH's Board of Directors does not know a reasonable time before the Meeting are to be presented at the Meeting; and (2) matters incidental to the conduct of the Meeting. Management does not intend to present any business for a vote at the Meeting other than the matters set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the stockholders properly come before the Meeting, then, subject to the limitations set forth in the applicable regulations under the Securities Exchange Act of 1934, it is the intention of the persons named in the attached form of proxy to vote the proxies held by them in accordance with their judgment on such matters.

      Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of NCH either a written revocation or a duly executed proxy bearing a date subsequent to the date of the proxy being revoked. Any stockholder may attend the Meeting and vote in person, whether or not such stockholder has previously submitted a proxy.

      In addition to soliciting proxies by mail, officers and regular employees of NCH may solicit the return of proxies. Brokerage houses and other custodians, nominees, and fiduciaries may be requested to forward solicitation material to the beneficial owners of stock.

      This Proxy Statement and the accompanying proxy are first being sent or given to NCH's stockholders on or about June 27, 2000.

      NCH will bear the cost of preparing, printing, assembling, and mailing the Notice of Annual Meeting, this Proxy Statement, the enclosed proxy, and any additional material, as well as the cost of forwarding solicitation material to the beneficial owners of stock.

                                  VOTING RIGHTS

      The record date for determining stockholders entitled to notice of and to vote at the Meeting is the close of business on June 1, 2000. On that date there were 5,408,223 shares issued and outstanding of NCH's $1.00 par value common stock ("Common Stock"), which is NCH's only class of voting securities outstanding. Each share of NCH's Common Stock is entitled to one vote in the matter of election of directors and in any other matter that may be acted upon at the Meeting. Neither NCH's certificate of incorporation nor its bylaws permits cumulative voting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting, but in no event will a quorum consist of less than one-third of the shares entitled to vote at the Meeting. The affirmative vote of a plurality of the shares of Common Stock represented at the Meeting and entitled to vote is required to elect directors. All other matters to be voted on will be decided by a majority of the shares of Common Stock represented at the meeting and entitled to vote. Abstentions and broker nonvotes are each included in determining the number of shares present at the meeting for purposes of determining a quorum. Abstentions and broker nonvotes have no effect on determining plurality, except to the extent that they affect the total votes received by any particular candidate.

                              ELECTION OF DIRECTORS

      Effective June 1, 2000, NCH's Board of Directors unanimously voted to increase the number of directors serving on the Board from seven members to ten members, divided into three classes: Class I (three directors), Class II (three directors), and Class III (four directors). Only the Class III positions are due for nomination and election at the Meeting. The Class I and Class II positions will be due for nomination and election at the annual meetings of stockholders to be held in 2001 and 2002, respectively.

      NCH expects Mssrs. Milton P. Levy, Jr. and Lester A. Levy to tender their resignations from the Board of Directors at the meeting of the Board of Directors scheduled to take place on July 27, 2000. In accordance with NCH's bylaws, the two vacant Class I director positions created by the expansion of the Board of Directors and the resignation of Lester A. Levy, and the vacant Class II director position created by the resignation of Milton P. Levy, Jr. shall be filled by appointment by the existing directors, to occur at the July 27, 2000 meeting of the Board of Directors. At such time, the Board of Directors expects to appoint Robert M. Levy and Lester A. Levy, Jr. as the new Class I directors and John I. Levy as the new Class II director. At the April 28, 2000 meeting of the Board of Directors, the directors elected Irvin L. Levy to serve as the Chairman of the Board of Directors, effective upon his re-election as a Class III director by the NCH stockholders at the Meeting on July 27, 2000.

      The intention of the persons named in the enclosed proxy, unless such proxy specifies otherwise, is to vote the shares represented by such proxy for the election of Jerrold M. Trim, Irvin L. Levy, Walter M. Levy and Ronald
G. Steinhart as the Class III directors. Messrs. Jerrold M. Trim, Irvin L. Levy, Walter M. Levy and Ronald G. Steinhart have been nominated to stand for election by the Board of Directors until their terms expire or until their respective successors are duly elected and qualified. Messrs. Jerrold M. Trim and Irvin L. Levy are presently directors of NCH.

      Messrs. Irvin, Lester, and Milton Levy are brothers. Walter M. Levy and Lester A. Levy, Jr. are the sons of Mr. Lester A. Levy. Robert M. Levy and John I. Levy are the sons of Irvin L. Levy. Robert L. Blumenthal is a first cousin of Messrs. Irvin, Lester, and Milton Levy. Certain information regarding each nominee and director is set forth below. The number of shares beneficially owned by each nominee is listed under "Security Ownership of Principal Stockholders and Management."

                                Class I Directors

      Rawles Fulgham, 72, has been a director of NCH since 1981. Mr. Fulgham was an executive director of Merrill Lynch Private Capital Inc. from 1982 until 1989, and served as a Senior Advisor to Merrill Lynch & Co., Inc. from 1989 until 1998. He was also a director, the Chairman of the Board and Chief Executive Officer of Global Industrial Technologies, Inc., located in Dallas, Texas, until it was acquired by RHI-AG, located in Vienna, Austria, on December 31, 1999. Mr. Fulgham also served on the Board of Directors of
BancTec, Inc. and currently serves on the Audit and Advisory Committees of Dorchester Hugoton, Ltd. From 1975 through October 1998, he served on the Board of Directors of Dresser Industries, Inc. until it was merged with Halliburton Company. Mr. Fulgham is a member of the Audit Committee and the Compensation Committee.

      Lester A. Levy, 77, has been a director and officer of NCH since 1947, and since 1965 has served as Chairman of the Board of Directors of NCH. He is either the president or a vice president of substantially all of NCH's subsidiaries. Mr. Levy is a member of the Stock Option Committee and the Executive Committee.

      At the meeting of the Board of Directors scheduled to take place on July 27, 2000, the directors expect to appoint Robert M. Levy and Lester A. Levy, Jr. as new Class I directors. These appointments will fill the vacant Class I director positions created by the expansion of the Board of Directors and the resignation of Lester A. Levy, as described above.

      Robert M. Levy, 41, joined NCH in 1985 after attending business school at the University of Texas at Austin. His initial responsibility was in domestic chemical marketing, after which he served in management positions with increasing responsibility in Europe and the United States. He is an officer and/or director of several of NCH's subsidiaries.

      Lester A. Levy, Jr., 39, joined NCH in 1985 after attending business school at Northwestern University. His initial responsibility was in domestic chemical sales, after which he served in management positions with increasing responsibility in Europe and the United States. Mr. Levy is an officer and/or director of several of NCH's subsidiaries.

                               Class II Directors

      Robert L. Blumenthal, 69, has engaged in the practice of law since 1957. He is a partner at the Dallas law firm of Carrington, Coleman, Sloman & Blumenthal, L.L.P., which serves as NCH's legal counsel.

      Thomas B. Walker, Jr., 76, has been a director of NCH since 1987. Mr. Walker was a general partner of Goldman, Sachs & Co. from 1968 until 1984 and a limited partner of The Goldman Sachs Group, L.P. ("Goldman Sachs") from 1984 through May 1999, when he assumed his current position as a Senior Director to Goldman Sachs. Mr. Walker is also a director of Sysco Corporation and Riviana Foods, Inc. He is a member of the Audit Committee and the Compensation Committee.

      Milton P. Levy, Jr., 74, has been a director and officer of NCH since 1947, and since 1965 has served as Chairman of the Executive Committee of NCH. He is either the president or a vice president of substantially all of NCH's subsidiaries. Mr. Levy is a member of the Stock Option Committee and the Executive Committee.

      At the meeting of the Board of Directors scheduled to take place on July 27, 2000, the directors expect to appoint John I. Levy as a new Class II director in order to fill the vacant Class II director position created by the resignation of Milton P. Levy, Jr., as described above.

      John I. Levy, 38, joined NCH in 1985 after attending business school at Southern Methodist University. His initial responsibility was in corporate planning, after which he served in management positions with increasing responsibility in Europe and the United States. Mr. Levy is currently an officer and/or director of several of NCH's subsidiaries.

                        Class III Directors and Nominees

      Jerrold M. Trim, 63, has been a director of NCH since 1980 and is the President and majority shareholder of Windsor Association, Inc., which is engaged primarily in investment consulting services. He is a member of the Audit Committee and the Compensation Committee.

      Irvin L. Levy, 71, has been a director and an officer of NCH since 1950, and has served as NCH's President since 1965. He is either president or a vice president of substantially all of NCH's subsidiaries. Mr. Levy is a member of the Stock Option Committee and the Executive Committee. If re-elected as a Class III director by the NCH stockholders at the Meeting on July 27, 2000, Mr. Levy shall serve as Chairman of the Board of Directors of NCH.

      Walter M. Levy, 45, joined NCH in 1980 after attending business school at the University of Virginia. His initial responsibility was in field sales, after which he served in management positions with increasing responsibility in Europe, Asia and the United States. He is currently an officer and/or director of several of NCH's subsidiaries.

      Ronald G. Steinhart, 60, is the Vice Chairman of the Board of Directors of Bank One, Texas. He served as President and Chief Operating Officer of InterFirst Corporation from 1981 through 1988, at which time he became Chairman and Chief Executive Officer of Deposit Guaranty Bank (later renamed Team Bank). After Team Bank's merger with Bank One, Texas in 1992, Mr. Steinhart was named President and Chief Operating Officer. In 1995, Mr. Steinhart was appointed Chairman and Chief Executive Officer of Bank One, Texas, and in 1996, he was appointed Chairman and Chief Executive Officer of Bank One Corporation's Commercial Banking Group. After the merger of Bank One Corporation with First Chicago NBD Corporation in 1998, Mr. Steinhart was named to the Management Committee, in which capacity he served until his retirement in January 2000. Mr. Steinhart also serves as a Trustee of Prentiss Properties Trust, a publicly-traded real estate investment trust.

      If any of the above nominees for Class III directors should become unavailable to serve as a director, then the shares represented by proxy will be voted for such substitute nominees as may be nominated by the Board of Directors. NCH has no reason to believe that any of the above nominees are, or will be, unavailable to serve as a director.

Meeting Attendance and Committees of the Board

      NCH has audit, compensation, executive, and stock option committees of the Board, whose members are noted above. During the last fiscal year, the Board of Directors met on five occasions, the Compensation Committee met once, the Audit Committee met once, the Executive Committee met at least 25 times, and the Stock Option Committee met once. NCH does not have a standing nominating committee of the Board. Nominees to the Board are selected by the entire Board.

      The Audit Committee of the Board reviews the scope of the independent auditors' examinations and the scope of activities of NCH's internal auditors. Additionally, it receives and reviews reports of NCH's independent auditors and internal auditors. The Audit Committee also meets (without management's presence, if the Audit Committee so desires) with the independent auditors and members of the internal auditing staff, receives recommendations or suggestions for change, and may initiate or supervise any special investigations it may choose to undertake.

      The Compensation Committee recommends to the Board of Directors the salaries of the members of the Executive Committee.

      The Executive Committee possesses all of the powers of the Board of Directors between meetings of the Board.

      The Stock Option Committee of the Board determines those employees of NCH and its subsidiaries who will receive stock options and the amount of such options.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

      Directors who are not executive officers of NCH receive compensation of $25,000 per annum and $1,000 for each meeting of the Board of Directors or Board committee attended. All other directors receive $1,000 for each such meeting attended. Members of the Stock Option Committee and Executive Committee are not compensated separately for their services on such committees.

Report on Executive Compensation

Responsibility for Executive Compensation

      Three outside directors, as the Compensation Committee of NCH (Messrs. Fulgham, Trim, and Walker), have primary responsibility for recommending to the Board the executive compensation program for the members of the Executive Committee. The Compensation Committee recommends to the Board annual base compensation for the members of the Executive Committee and is responsible for administering and approving incentive compensation for the members of the Executive Committee. The Executive Committee is responsible for setting the compensation for all other officers of NCH.

Executive Compensation Strategy

      With respect to compensation of all key executives other than those executives whose compensation is determined by the Compensation Committee, NCH's strategy is generally as follows:

* Attract and retain key executives by delivering a market competitive rate of base pay. Market competitive rates of pay are determined by reviewing compensation data from other companies that resemble NCH in terms of lines of business, size, scope, and complexity.

* Provide salary increases to key executives based on their individual effort and performance. In addition to the individual's experience, job duties, and performance, annual increases are influenced by NCH's overall performance.

* Provide annual incentive opportunities based on objectives that NCH feels are critical to its success during the year. Target incentive levels are set on an individual basis and actual awards are made at the Executive Committee's discretion.

* Provide long-term incentives to key employees so that employees are focused on activities and decisions that promote NCH's long-term financial and operational success.
                  To meet this objective,   NCH  offers   stock   options  to
                  certain key employees. Options are generally granted for a period of five years at a price that is at least equal to the fair market value of the Common Stock at the time of grant. Options vest in equal increments over a three-year period from the time of grant.

Compensation for the Members of the Executive Committee

      In 1994, the Compensation Committee, with assistance from an outside consulting firm, determined the competitiveness of the compensation for the Office of the Executive Committee. Based on survey and proxy analyses performed by the consulting firm, the Compensation Committee adopted the incentive bonus plan described below. All of the companies in the peer group in NCH=s performance graph on page 9 of this Proxy Statement, other than Lilly Industries and Lubrizol Corporation, were included in the analysis performed by the consulting firm. Although no formula or preset goal is used in setting the base salary for the Office of the Executive Committee, performance in sales and earnings as well as the current economic and competitive environment is considered.

      NCH has adopted a separate strategy with respect to the incentive compensation of the Office of the Executive Committee, as currently composed. Since these individuals are very significant long-term stockholders of NCH, some of the typical approaches to executive compensation that exist in the marketplace have not necessarily been relevant at NCH. Long-term incentive programs are implemented for senior executives to create a link between the corporation's performance and the executive's own personal wealth. In light of the shareholding of Messrs. Irvin and Lester Levy, they are already significantly impacted financially by NCH's overall performance. The Compensation Committee generally feels that in this situation any long-term incentive program should be tied to salary or bonus.

      To qualify all compensation paid to the Executive Committee of the Board of Directors as a deductible expense under ss. 162 of the Internal Revenue Code (the "Code"), on April 28, 1994, the Compensation Committee of the Board of Directors adopted an incentive bonus plan (the "Bonus Plan"), for the Office of the Executive Committee, which was approved by the stockholders at the 1994 Annual Meeting.

      The Bonus Plan provides a formula for determining the amounts of annual bonuses to be paid to each member of the Executive Committee. Bonus amounts will depend on the amount by which NCH's net income after taxes, but before accrual for any bonus under the Bonus Plan, for a particular fiscal year increases over its net income before accrual for any bonus for the preceding fiscal year. An amendment to the original formula for determining the amounts of annual bonuses was adopted by the Compensation Committee on June 7, 1996, which was approved by the stockholders at the 1996 Annual Meeting, because the formula could have resulted in a member receiving over $1 million in annual compensation, which amount in excess of $1 million would not have been deductible by NCH under ss. 162(m) of the Code. As amended, the formula provides as follows. Increases from 10% to less than 15% will result in payment of a $225,000 bonus to each member of the Executive Committee. Increases of 15% or greater will result in payment of a $325,000 bonus to each Executive Committee member. For fiscal 2000, no bonus was payable because NCH's net income did not increase by 10% or more over its net income for fiscal 1999.

      The Bonus Plan prohibits amendment of its terms to increase the cost of the Bonus Plan to NCH or to change the persons to whom bonuses will be paid under the Bonus Plan without a vote of NCH's stockholders.

Conclusion

      The Compensation Committee believes that current compensation arrangements in place at NCH are reasonable and competitive given NCH's size and status and the current regulatory environment surrounding executive compensation. The base salary program allows NCH to attract and retain management talent. In addition, for those employees who are incentive eligible, such systems continue to provide the necessary link between the attainment of NCH's performance objectives and the compensation received by executives.

                                          Executive Committee &
Compensation Committee                    Stock Option Committee

Rawles Fulgham                            Irvin L. Levy
Jerrold M. Trim                           Lester A. Levy
Thomas B. Walker, Jr.                     Milton P. Levy, Jr.

      The report on executive compensation will not be deemed to be incorporated by reference into any filing by NCH under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that NCH specifically incorporates the above report by reference.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      Messrs. Irvin, Lester, and Milton Levy are members of the Executive Committee of NCH's Board of Directors, which committee determines most salaries and promotions with respect to officers of NCH and its subsidiaries, and of the Stock Option Committee, which determines those employees of NCH and its subsidiaries who will receive stock options and the amount of such options. Messrs. Irvin, Lester, and Milton Levy are executive officers and employees of NCH.

      NCH's Board of Directors (with the subject members abstaining) determines the salaries of the members of the Executive Committee after recommendation of the Compensation Committee, whose members are Rawles Fulgham, Jerrold M. Trim, and Thomas B. Walker, Jr.

Executive Compensation

      The following table summarizes the compensation paid to Messrs. Irvin, Lester, and Milton Levy, who together comprised the Executive Committee, and to NCH's two other most highly compensated executive officers (whose compensation exceeded $100,000 in fiscal 2000) for services rendered in all capacities to NCH during the fiscal years ended April 30, 2000, 1999, and 1998.

                           SUMMARY COMPENSATION TABLE

                                      Annual Compensation(1)
    Name and              Fiscal      ----------------------      All Other
Principal Positions        Year       Salary(2)      Bonus      Compensation (3)
------------------------  -----       --------       -----      ----------------

Irvin L. Levy, President     2000    $916,505          --          $4,200
                             1999     913,106          --           4,000
                             1998     889,420          --           4,000


Lester A. Levy,              2000    $918,264          --          $3,200
Chairman of the Board        1999     918,667          --           3,200
                             1998     894,087          --           3,200


Milton P. Levy, Jr.,         2000    $920,355          --          $3,200
Chairman of the Executive    1999     920,636          --           3,200
Committee                    1998     896,074          --           3,200


Thomas F. Hetzer,            2000    $250,918          --          $4,200
Vice President - Finance     1999     235,995       $11,000         4,000
                             1998     221,331        28,000         4,000


Glen L. Scivally,            2000    $215,603          --          $4,200
Vice President and           1999     205,765        $6,000         4,000
Treasurer                    1998     195,846        27,000         4,000

--------------------

(1) Certain of NCH's executive officers receive personal benefits in addition to annual salary and bonus. The aggregate amounts of the personal benefits, however, do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the named executive officer.

(2) Includes compensation for services as a director (other than Mr. Hetzer and Mr. Scivally).

(3) The amounts included in this column were contributed to the accounts of the executives included in the table under NCH's qualified profit sharing and savings plan.

Retirement Agreements

      NCH has entered into retirement agreements allowing retirement at any time after age 59-1/2 with Messrs. Irvin, Lester, and Milton Levy that provide for lifetime monthly payments and guarantee 120 monthly payments beginning at death, retirement, or disability. Payment under these agreements is $500,000 per year for each of Messrs. Irvin, Lester and Milton Levy, subject to adjustment each year for increases in the United States Consumer Price Index for the preceding year. The Board of Directors expects that Lester Levy shall retire as Chairman of the Board of Directors effective as of the Meeting, and that Milton Levy shall retire as Chairman of the Executive Committee effective as of the Meeting.

Executive Vice Presidents

      Mssrs. John I. Levy, Lester A. Levy, Jr., Robert M. Levy and Walter M. Levy were each elected to serve as an Executive Vice-President of NCH by the Board of Directors effective as of May 1, 2000.


               FIVE YEAR COMPARISON OF CUMULATIVE TOTAL RETURN

      The following graph presents NCH's cumulative stockholder return during the period beginning April 30, 1995, and ending April 30, 2000. NCH is compared to the S&P 500 and a peer group consisting of companies that collectively represent lines of business in which NCH competes. The companies included in the peer group index are Betz Laboratories, Inc. ("Betz"), The Dexter Corporation, Ecolab Inc., Lawson Products, Inc., Lilly Industries, Lubrizol Corporation, Nalco Chemical Company ("Nalco"), National Service Industries, Inc., Petrolite Corporation ("Petrolite"), Premier Industrial Corporation ("Premier"), Quaker Chemical Corporation, Safety-Kleen Corporation, and Snap-On Tools Corporation. During fiscal year 1997, Premier was acquired by another corporation. Since Premier's shareholder return is no longer available, they were excluded from the peer group for performance after 1996. During fiscal year 1998, Petrolite was acquired by another corporation, and was excluded from the peer group for performance after 1997. During fiscal year 1999, Betz was acquired by another corporation, and was excluded from the peer group for performance after 1998. During fiscal year 2000, Nalco was acquired by another corporation, and was excluded from the peer group for performance after 1999. Each index assumes $100 invested at the close of trading on April 30, 1995, and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

[STOCK PERFORMANCE GRAPH FILED UNDER COVER OF FORM S-E]



                           1995    1996    1997    1998    1999    2000
                           ----    ----    ----    ----    ----    ----
   NCH Corporation          100      94     106     109      96      79
   S&P 500 Index            100     130     163     230     280     308
   Peer Group               100     114     143     174     170     140

   Data source:  S&P Compustat, a division of McGraw-Hill, Inc.

      The stock price performance depicted in the graph above is not necessarily indicative of future price performance. The graph will not be deemed to be incorporated by reference in any filing by NCH under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that NCH specifically incorporates the graph by reference.

                              SECURITY OWNERSHIP OF
                      PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of NCH's Common Stock as of June 1, 2000, by: (i) persons known to management to beneficially own more than 5% of NCH's Common Stock; (ii) each director and nominee for director; (iii) the three persons holding the office of the Executive Committee and NCH's two other most highly compensated executive officers (whose compensation exceeded $100,000 in fiscal 2000); and
(iv) all directors and executive officers of NCH as a group. Also included in the table is the beneficial ownership of NCH's Common Stock as of June 1, 2000 by Mssrs. John I. Levy, Lester A. Levy, Jr., Robert M. Levy and Walter M. Levy, who were each elected to serve as an Executive Vice-President of NCH by the Board of Directors effective as of May 1, 2000. Except as noted below, each person included in the table has sole voting and investment power with respect to the shares that the person beneficially owns.

               Name of              Amount & Nature
         Beneficial Owner       of Beneficial Ownership    Percent of Class
      -----------------------   -----------------------    ----------------
      Robert L. Blumenthal                   2,683                *
      Rawles Fulgham (1)                     2,000                *
      Thomas F. Hetzer                           0                -
      Irvin L. Levy (2)(3)               1,444,576            26.7%
      Lester A. Levy (2)(4)              1,437,612            26.6%
      Milton P. Levy, Jr. (2)(5)            44,000                *
      John I. Levy (6)                      84,234             1.6%
      Lester A. Levy, Jr. (7)               23,942                *
      Robert M. Levy (8)                    69,220             1.3%
      Walter M. Levy (9)                    24,218                *
      Glen L. Scivally                           0                -
      Ronald G. Steinhart                        0                -
      Jerrold M. Trim (10)                       0                -
      Thomas B. Walker, Jr.                 10,000                *

      All directors and executive        3,142,485            58.1%
      officers as a group (14 people)

      Dimensional Fund Advisors, Inc.(11)  340,200             6.3%
--------------------

*           Less than 1% of class.

(1) Of these shares, 700 are held by a Dallas bank in trust for the retirement plan and benefit of Mr. Fulgham.

(2) The address of Messrs. Irvin, Lester, and Milton Levy is P.O. Box 152170, Irving, Texas 75015. The definition of beneficial ownership under the rules and regulations of the Securities and Exchange Commission requires inclusion of the same 29,000 shares held as cotrustees by Messrs. Irvin, Lester, and Milton Levy for a family trust in the totals listed above for each of Messrs. Irvin, Lester, and Milton Levy.

(3) Irvin L. Levy owns a life estate interest in 1,000,000 shares included in the table over which he has sole voting and investment power, and his children own a remainder interest in such 1,000,000 shares. The table includes 29,000 shares held as cotrustee with his brothers for a family trust over which he shares voting and investment power, the beneficial ownership of which Mr. Levy disclaims.

(4) Lester A. Levy owns a life estate interest in 685,194 shares included in the table over which he has sole voting and investment power, and his children own a remainder interest in such 685,194 shares. The table includes 29,000 shares held as cotrustee with his brothers for a family trust over which he shares voting and investment power, the beneficial ownership of which Mr. Levy disclaims.

(5) The table includes 29,000 shares held by Milton P. Levy, Jr. as cotrustee with his brothers for a family trust over which he shares voting and investment power, the beneficial ownership of which Mr. Levy disclaims.

(6) The table includes 1,353 shares held by the wife of John I. Levy, the beneficial ownership of which Mr. Levy disclaims, and 1,798 shares held by the children of John I. Levy, the beneficial ownership of which Mr. Levy disclaims. The table also includes options held by John I. Levy exercisable within 60 days to acquire 9,220 shares. John I. Levy and a trust for the benefit of Mr. Levy's family additionally hold, in the aggregate, a remainder interest in 500,000 shares held by his father, Irvin L. Levy (see footnote (3) above).

(7)         The  table   includes   options  held  by  Lester  A.  Levy,   Jr.
            exercisable within 60 days to acquire 9,220 shares. Lester A. Levy, Jr. additionally holds a remainder interest in 228,398 shares held by his father, Lester A. Levy (see footnote (4) above).

(8) The table includes options held by Robert M. Levy exercisable within 60 days to acquire 9,220 shares. Robert M. Levy and a trust for the benefit of Mr. Levy's family additionally hold, in the aggregate, a remainder interest in 500,000 shares held by his father, Irvin L. Levy (see footnote (3) above).

(9) The table includes 1,445 shares held by the wife of Walter M. Levy, the beneficial ownership of which Mr. Levy disclaims, and 6,005 shares held by Walter M. Levy as trustee for family trusts for the benefit of his children, the beneficial ownership of which Mr. Levy disclaims. The table also includes options held by Walter M. Levy exercisable within 60 days to acquire 9,220 shares. Walter M. Levy (and entities controlled by Walter M. Levy) additionally holds a remainder interest in 228,398 shares held by his father, Lester A. Levy (see footnote (4) above).

(10) Windsor Association, Inc., of which Mr. Trim is President, has a corporate policy against its employees owning any publicly traded securities.

(11) The table sets forth Dimensional Fund Advisors, Inc.'s stockholding based on its latest Schedule 13G filed with the SEC as of February 3, 2000. Dimensional Fund Advisors, Inc. reports its address as 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. It has sole dispositive power over 340,200 shares, shared dispositive power over 0 shares, sole voting power over 340,200 shares, and shared voting power over 0 shares.

               INFORMATION WITH RESPECT TO STOCKHOLDER PROPOSAL

      William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, a stockholder of NCH , has notified NCH of his intention to introduce the following proposal at the Meeting. Mr. Steiner's proposed resolution and supporting statement, for which the Board of Directors and NCH accept no responsibility, are set forth below. THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL FOR THE REASONS STATED BELOW.

                            MAXIMIZE VALUE RESOLUTION

            Resolved that the shareholders of NCH Corporation urge the NCH Corporation Board of Directors to arrange for the prompt sale of NCH Corporation to the highest bidder.

            The purpose of the Maximize Value Resolution is to give all NCH Corporation shareholders the opportunity to send a message to the NCH Corporation Board that they support the prompt sale of the NCH Corporation to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the NCH Corporation shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on NCH Corporation Board. The proponent, however, believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

            The prompt auction of NCH Corporation should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

            The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

                I URGE YOUR SUPPORT.  VOTE FOR THIS RESOLUTION.
                ----------------------------------------------

      The Board of Directors recommends a vote against this proposal. In the judgement of the directors, the proposed action would not be timely nor in the best interest of all of the stockholders.

                              SELECTION OF AUDITORS

      The Board of Directors has appointed KPMG LLP, Certified Public Accountants, to continue to be the principal independent auditors of NCH, subject to stockholder ratification at the Meeting. A representative of that firm has been requested to be present at the Meeting and will have an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

                            PROPOSALS OF STOCKHOLDERS

      Stockholders of NCH who intend to present a proposal for action at the 2001 Annual Meeting of Stockholders of NCH must notify NCH's management of such intention by notice received at NCH's principal executive offices not less than 120 days in advance of June 27, 2001, for such proposal to be included in NCH's proxy statement and form of proxy relating to such meeting.

                                  ANNUAL REPORT

      The Annual Report for the year ended April 30, 2000, is being mailed to stockholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material. NCH will provide without charge to each stockholder to whom this Proxy Statement and the accompanying form of proxy are sent, on the written request of such person, a copy of NCH's annual report on Form 10-K for the fiscal year ended April 30, 2000, including the financial statements and the financial statement schedules, required to be filed with the Securities and Exchange Commission. Requests should be directed to NCH Corporation, Attention: Secretary, P. O. Box 152170, Irving, Texas 75015.

                                            Irvin L. Levy,
                                            President

Irving, Texas
Dated:  June 27, 2000

   PROXY CARD


                              NCH CORPORATION


                 ANNUAL MEETING OF STOCKHOLDERS-JULY 27, 2000
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned, revoking all prior proxies, hereby appoints James H. Stone, Tom Hetzer, and Joe Cleveland, and any one or more of them, proxy or proxies, with full power of substitution in each, and hereby authorizes them to vote for the undersigned and in the undersigned's name, all shares of common stock of NCH Corporation (the "Company") standing in the name of the undersigned on June 1, 2000, as if the undersigned were personally present and voting at the Company's annual meeting of stockholders to be held on July 27, 2000, in Dallas, Texas, and at any adjournment thereof, upon the matters set forth on the reverse side hereof.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THEN THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3, AND IN THE PROXIES' DISCRETION ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING MATTERS INCIDENT TO THE CONDUCT OF SUCH MEETING.

            (Continued and to be signed on reverse side)

                                    FOR         WITHHOLD AUTHORITY
   1.   Election of Directors       / /                / /

   Nominees:  Jerrold M. Trim, Irvin L. Levy, Walter M. Levy, and Ronald G.
     Steinhart

   ---------------------------------------------------------------------
   Instruction: To withhold authority to vote for all nominees, mark the Withhold Authority box. To withhold authority to vote for any individual nominees, write the nominee's name on the line above.


   2. Proposal to ratify the appointment of KPMG LP as independent auditors of NCH Corporation.

   FOR   / /      AGAINST   / /      ABSTAIN   / /


   3.   Proposal submitted by a stockholder.

  FOR   / /      AGAINST   / /      ABSTAIN   / /

   4. In their discretion, the proxies are authorized to vote upon any other matters that may properly come before the meeting or any adjournment thereof, subject to the limitations set forth in the applicable regulations under the Securities Exchange Act of 1934.

   Dated:                                             , 2000
           -------------------------------------------


           -------------------------------------------
                        Signature


           -------------------------------------------
                   Signature if held jointly

   NOTE: Please sign exactly as name appears hereon. Joint owner should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer or partner, please indicate full title and capacity.